Exhibit 3.1.1

C8069-03
FILED
APR 04 2003
Dean Heller
Secretary of State

ARTICLCS OF INCORPORATION
SOUTHWEST RESOURCE DEVELOPMENT, INC.
A Nevada Corporation

I, the undersigned, being the original incorporator herein named, for the purpose of forming a Corporation under the General Corporation Laws of the State of Nevada, Nevada Revised Statutes Sections 78.010 through 78.090 inclusive, as amended, do make and file these Articles of Incorporation, and hereby certify that:

ARTICLE I
Corporate Name

The name of the Corporation is Southwest Resource Development, Inc.

ARTICLE II
Resident Agent

The name and address of the Resident Agent of the Corporation is:

Corporate Support Services of Nevada, Inc.
4535 W. Sahara Ave., Suite 204
Las Vegas, NV 89102

The address of the Registered Office of the Corporation is:

4535 W. Sahara Ave., Suite 204
Las Vegas, NV 89102

The Corporation may also maintain offices for the transaction of any business at such other places within or without the State of Nevada as it may from time to time determine.  Corporate business of every kind and nature may be conducted, and meetings of the directors and stockholders may be held outside the State of Nevada with the same effect as if within the State of Nevada.

ARTICLE III
Purpose of the Corporation

The Corporation is organized for the purpose of engaging in any lawful activity, within or without, the State of Nevada.

ARTICLE IV
Stocks

The total number of shares of authorized capital stock of the Corporation shall consist of seventy five million shares (75,000,000) of common stock with a par value of $0.001 per share, all of which stock shall be entitled to voting power. The Board of Directors may issue the stock from time to time without action by the stockholders. Such shares of stock may be issued for such consideration as may be fixed from time to time by the Board of Directors.

All designations, preferences, limitations, restrictions and/or relative rights of the holders of the preferred stock of the corporation, exclusive or voting rights as set forth in this Article, shall be determined by the Board of Directors and set forth in one or more resolutions as specified in NRS 78.191, et seq. or such other applicable statutes of the State of Nevada.

Holders of the common stock of the Corporation shall not have any preference, preemptive right, or other right of subscription to acquire any shares of the Corporation authorized, issued or sold or to be authorized, issued or sold, and convertible into the shares of the Corporation, nor any right of subscription thereto, other than to the extent, if any, the Board of Directors may, from time to time, determine.

The stock of the Corporation, after the amount of the subscription price has been paid, in money, property or services, as the board of Directors shall determine, shall not be subject to assessment to pay the debts of the Corporation, nor for any other purpose, and no stock issued as fully paid shall ever be assessable or assessed, and the Articles of Incorporation shall not be amended in this particular.

ARTICLE V
Directors

The members of the Governing Board of the Corporation shall be styled as Directors. The initial Board of Pi rectors shall consist of one (1) member. The name and address of the initial member of the Board of Directors is:

Alan Russell
4535 W. Sahara Ave., Suite 204
Las Vegas, NV 89102

The original member of the Board of Directors shall serve as director of the Corporation until the first annual meeting of the stockholders or until his successor shall have been appointed or fleeted and qualified. The number of members of the Board of Directors may be increased or decreased by a duly adopted resolution of the Board of Directors of the Corporation and shall not require an amendment to the Articles of Incorporation.

ARTICLE VI
Incorporator

The name and address of the original incorporator of the Corporation is:

Alan Russell
4535 W. Sahara Ave., Suite 204
Las Vegas, NV 89102

ARTICLE. VII
Perpetual Existence

The Corporation shall have a perpetual existence.

ARTICLE VIII
Directors' and Officers' Liability

A director or officer of the Corporation shall not be personally liable for the debts of the Corporation nor to this Corporation or its stockholders for damages for breach of fiduciary duty a director or officer, but this Article shall not eliminate or limit the liability of a director or officer for:

1.	Acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or
2.	The payment of distributions in violation of NRS 78.300.

Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only and shall not adversely affect; any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

ARTICLE IX
Indemnity

Every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative:, by reason of the fact that such person was, or a person of whom ho is the legal representative is, or was a director or officer of the Corporation, or is or was serving at the request of I he Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss including, but not limited to, attorneys' fees, judgments, fines and amounts paid, or to be paid in settlement, reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the Corporation as they are incurred and in advance of the full disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Corporation. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any by-law, agreement, vote of stock holders, provision of law, or otherwise, as well as their rights under this Article.  The indemnification provided in this Article shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such person. Without limiting the application of this Article, the stockholders or Board of directors may, from time to time, adopt by-laws with respect to indemnification, to provide, at all times, the fullest indemnification permitted by the laws of the State of Nevada.

ARTICLE X
Amendments

Unless expressly prohibited from enacting an amendment to a specific Article contained herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation or its by-laws, in the manner now or hereinafter prescribed by the laws of the State of Nevada or by these Articles of Incorporation or said by-laws, and all rights conferred upon the stockholders are granted subject to this reservation.

ARTICLE XI
Powers of the Directors

In furtherance and not in limitation of the powers conferred by the statutes of the State of Nevada, the Board of Directors is expressly authorized:

1.	Subject to the by-laws adopted by the stockholders, to make, alter or repeal the by-laws of the Corporation;

2.	To authorize and cause to be executed mortgages and liens, with or without limit as to amount, upon the real and personal property of the Corporation;

3.	To authorize the guaranty by the Corporation of securities, evidences of indebtedness and obligations of' other persons, corporations and business entities;

4.	To set apart out of the funds of the Corporation available for distributions, a reserve for any proper purpose, and to abolish any such reserve;

5.
By resolution, to designate one or more committees, each committee to consist of at least one director of the Corporation, which, to the extent provided in the resolution or in the by-laws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have the name or names as may be stated in the by-laws of the Corporation or as may be determined from time to time by resolution adopted by the board of directors; and

6.
To authorize the Corporation by its officers or agents to exercise all such powers and to do all such acts and things as may be exercised or done by the Corporation, except and to the extent that any such statute or legally binding ruling issued by a court of competent jurisdiction or governmental agency with the authority to issue such ruling shall require action by the stockholders of the Corporation with regard to the exercising of any such power or the doing of any such act or thing.

In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation except as otherwise provided herein and by law.

IN WITNESS WHEREOF, I have hereunto set my hand this April 4, 2003 and hereby declare and certify that the facts stated hereinabove are true and correct.

/s/Alan Russell
Alan Russell